                                                                   EXHIBIT 10.40

                                    AGREEMENT


        Agreement dated May 28, 2003 between George Foreman ("Foreman")
                          and Salton, Inc. ("Salton").

Whereas:

A. Foreman is well known celebrity in the United States and other parts of the world, possesses a demonstrated ability to interest consumers in the purchase of goods and services and is an independent contractor in the business of acting as a spokesperson for various businesses and their products and services and appearing as a TV commentator for sporting events.

B. Salton is in the business of marketing products, including, particularly, products that are used and useful in the preparation of food and nonalcoholic beverages, personal care products, and other products intended to be attractive to consumers.

C. Salton desires to have the benefit of Foreman's services as a consultant and spokesperson for Salton, including participating in the making of and appearing in TV infomercials and TV commercials, as well as other types of personal appearances in order to promote products marketed by Salton; and

D. Foreman and Salton have agreed on compensation to be paid to Foreman for his services and appearances.

Therefore, Foreman and Salton agree as set forth below.

1. Term. The term of this Agreement begins on the date that it is executed by Foreman and is delivered to Salton and it ends on November 30, 2006 (the "Term"). The Term is divided into three (3) separate service periods ("Service Periods"); the first ends November 30, 2004, the second ends November 30, 2005 and the third and final Service Period ends November 30, 2006.

2.   Fees for Services.

     2.1 For the three separate services described in Section 3, during each Service Period, Foreman shall be paid total of $3,000,000 divided into 4 installments in each period. The following amounts for each installment of service rendered by Foreman:

     Promotional Appearances                              $300,000
     Attendance at Conferences, shows and meetings        $100,000
     TV Appearances, Infomercials and Commercials         $350,000
                                                          --------
     Total Per Quarter                                    $750,000

     2.2 The amounts owed to Foreman for each installment shall be paid with the first installment due September 30th, 2003.

     2.3 Salton shall have the option to pay Foreman up to fifty percent (50%) of the full amount owed to Foreman for each quarterly period by delivering, in lieu of cash, shares of Salton common stock (the "Shares") to Foreman provided that: (i) Salton gives notice to Foreman on or before the forty fifth (45th) day following the end of each quarter and (ii) the Shares, at the time they are issued and delivered to Foreman, have been registered with the United States Securities and Exchange Commission (the "SEC"), so that the Shares will not contain only restrictive legend and can, at Foreman's election, be freely sold by Foreman immediately upon delivery to Foreman or at such later time as Foreman elects so long as the registration statement covering the Shares remains in effect as set forth in Exhibit A to this Agreement.

     2.4 The terms and conditions on which the Shares are issued to Foreman, including the valuation of the Shares for payment purposes, Foreman's right to additional payments if the Shares fall in value, Foreman's obligation to share with Salton any increase in the value of the Shares and other terms and conditions relating to the registration of the Shares for sale by Foreman are set forth in Exhibit A.

3.   Services Defined.

     3.1 General. Generally, Foreman shall assist Salton in developing sales of Foreman trademarked products for Salton and in maintaining good business relations with Salton's customers and suppliers. Throughout each of the three Service Periods under the Agreement, Foreman's specific assignments shall be determined by Leon Dreimann, the Chief Executive Officer of Salton and, in the absence of Dreimann, by another officer of Salton designated by the Board of Directors of Salton.

     3.2 Initial Services. Initially, Foreman's assignment shall be the following:

              (i) attend conferences, shows and meetings on behalf of Salton and meet with executives of retailing companies and other types of companies and meet with marketing personnel and store managers of retailers;

              (ii) make public appearances for promotional purposes in stores of retail customers of Salton and appearances at other private and public events to promote sales of products for Salton;

              (iii) act in TV commercials and TV informercials promoting products of the Company, particularly Foreman trademarked products, including initial shoots and any additional shoots or remakes required or desirable in order to complete the commercials and infomercials, make appearances on television shopping channels, such as QVC and to promote such products.

     The assignment shall be performed both in the United States and other areas of the world where Salton products are marketed to consumers; such areas include, at the present time, Canada, the United Kingdom and portions of Western Europe, including Germany and France, Australia, New Zealand and South Africa.

     3.3 Foreman Availability and Condition. During the Service Periods, and excluding any periods of vacation, temporary illness or temporary disability, Foreman agrees to keep himself available and ready in order to perform the services designated and assigned under this Agreement and to use his best efforts to perform faithfully and efficiently, and to give all of the time reasonably required in order to perform each of the services and tasks that Salton requests of him, as set forth in this Agreement. It is a condition to continued payment under this Agreement that Foreman maintain a healthy condition and appearance (other than in cases of temporary illness or temporary disability) that permits Foreman, to the extent that he has demonstrated over the past three years, to continue to travel, appear and speak on behalf of Salton and its products.

     3.4 Other Activities. While Salton shall have the right to call on Foreman to perform services at any time during each of the Service Periods, Salton agrees to make reasonable accommodations to Foreman's own schedule of activities in order to allow Foreman to (a) serve on civic or charitable boards or committees; (b) continue his work for his church; (c) supervise the Foreman sports facility which he now operates for the benefit of children near his Texas home; (d) act in infomercials promoting products and services which he has promoted in the past; (e) deliver lectures and fulfill engagements or appearances related to the sport of boxing and the published autobiography of his life that he is now promoting and (f) manage his personal investments, so long as such activities do not interfere in a material way with Foreman performing his services as an independent agent performing services for Salton under this Agreement.

     3.5 Foreman shall refrain from commenting or taking actions which might reasonably be determined to be derogatory to Salton.

4. Travel Cost Reimbursement. In connection with all appearances by Foreman under this Agreement, Salton shall reimburse Foreman for his documented travel and travel related out of pocket expenses, including first class airfare, first class hotel, limousine travel and a bodyguard to accompany Foreman during his travel and appearance time.

5. Products on which Foreman Receives a Profit Sharing, Royalty or other Payment. Sections 2, 3 and 4 do not apply to appearances for products where Foreman receives separate compensation in profits, royalties, or other payments which are covered by separate agreements with Salton which are described in this Section 5. In any instance where, based on a separate agreement between Foreman and Salton, Foreman receives a share of the profits, a royalty or other compensation or payments based on the sale of the product or service for which Foreman makes an appearance, Foreman's efforts shall not be considered part of the work that can be required of Foreman as an independent contractor rendering services to Salton under this Agreement and his appearances on behalf of such products are not part of this Agreement. Foreman shall receive only his share of the profits, royalty or other payments related to the sale of such products or services based on his separate agreements with Salton. As an example, Foreman and Salton have agreed to share profits in connection with a promotion on the QVC television network of a steakburger made by the Kansas City Steak Company which Foreman has endorsed and which may be advertised by under Foreman's name or picture. In the case of such an appearance, Foreman will be compensated in accordance with his separate agreement with Salton. However, Foreman will be compensated in any event for his travel expenses in connection with appearances as detailed in Section 4.

6. Independent Agent. Foreman is acting as an independent agent under this Agreement and not as an employee or agent of Salton.


Salton, Inc.


By:      /s/ Leon Dreimann                           /s/ George Foreman
         ---------------------------                 ---------------------------
         Leon Dreimann                               George Foreman
         Chief Executive Officer

                 EXHIBIT A TO AGREEMENT DATED AS OF MAY 28, 2003

                                     BETWEEN

          SALTON, INC. (the "Company") AND GEORGE FOREMAN ("Foreman").

WHEREAS:

A. the Company and Foreman are parties to an agreement (the "Service Agreement") dated as of May 28, 2003 pursuant to which Foreman, as an independent contractor/consultant/spokesperson agrees to perform certain services for the Company over three consecutive periods ending on November 30, 2004. November 30, 2005 and November 30, 2006 (each referred to in the Service Agreement as a "Service Period") and

B. under the Service Agreement, Foreman has the right to receive quarterly payments during each Service Period;

C. under the Service Agreement, the Company has a continuing option (the "Option") to pay to Foreman on or before the date when each quarterly payment is due and owing under the Service Agreement one half of the quarterly installment in shares of common stock, $.01 par value per share, of the Company (the "Shares") in lieu of one half of the quarterly cash payment owing pursuant to Section 2 of the Service Agreement, provided that: (i) a registration statement on Form 8 covering the Shares has been filed with the United States Securities and Exchange Commission ("SEC"); and (ii) such registration statement has become effective so that the Shares can be sold by Foreman at any time after his receipt of the Shares; and

D. the purpose of this Exhibit A is to set forth the terms and conditions on which the Shares shall be issued to Foreman, if and whenever Salton exercises its Option;

THEREFORE, the Company and Foreman agree as follows:

     1. Representations, Warranties and Agreements of the Company. The Company hereby represents and warrants to and agrees with Foreman that:

          (a) Organization and Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authority. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all requisite corporate proceedings on the part of the Company and do not require the approval or consent of any stockholders of the Company. This Agreement has been duly executed and delivered by the Company and is (assuming the due authorization, execution and delivery by Foreman) a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally or by the availability of equitable remedies and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

          (c) Status of Shares. The Shares have been (or will be) duly authorized by all necessary corporate action on the part of the Company (no consent or approval of stockholders being required by law, the Certificate of Incorporation of the Company, as amended and restated, or its By-laws). The Shares, when delivered pursuant to this Agreement, will be validly issued and outstanding, fully paid and nonassessable and free and clear of any liens (other than those imposed by the securities laws), and the issuance of such Shares is not and will not be subject to preemptive or similar rights of any other stockholder of the Company. For purposes of this Exhibit A, Shares shall mean both the shares of Common Stock issued to Foreman pursuant to this Agreement, and any additional shares of Common Stock issued to Foreman in accordance with Section 3(f) of this Exhibit A.

          (d) Shares issued to Foreman shall be delivered to Foreman not later that the tenth business day next following the date on which the Company gives notice to Foreman that it is exercising its option to pay Foreman up to fifty percent (50%) of the amount owed to Foreman for his services under the Service Agreement for the preceding quarter. The Shares delivered to Foreman shall be valued at the average closing price of the NYSE Corporate Reporting System as published in The Wall Street Journal or, if not published therein, in another alternative source during the ninety (90) trading days ending on the fifth (5th) trading day preceding the date of payment (the "Issuing Value")

2. Representations and Warranties of Foreman. Foreman hereby represents and warrants to the Company that this Agreement has been duly executed and delivered by Foreman and is (assuming the due authorization, execution and delivery by the Company) a valid and binding agreement of Foreman, enforceable against Foreman in accordance with its terms except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

3.   Registration.

     (a) The Company agrees that prior to any time that the Company exercises its option to pay Foreman in Shares of the Company, the Company shall, at its sole expense, have prepared and filed with the United States Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended, on Form S-8 (including a prospectus therein) (or amend and continue the effectiveness of any other then appropriate and existing registration statement) with respect to the Shares to be issued to Foreman and to have caused the registration to become effective prior to the delivery of such Shares to Foreman and shall cause the registration to remain effective for such period as may be necessary to permit the successful marketing by Foreman of such Shares. The date on which Foreman is entitled to use such prospectus for the sale of the Shares is sometimes referred to herein as the "Effective Date".

     (b) Notwithstanding the foregoing, the Company shall be entitled to prohibit any offers or sales of the Shares pursuant to the prospectus after the Effective Date for a reasonable period of time (but not exceeding an aggregate of ninety (90) days during any 12 month period) if the Company determines, in its sole discretion, that (i) the Company is in possession of material information that has not been disclosed to the public and the Company reasonably determines in its sole discretion that it would be significantly detrimental to the Company and its stockholders to disclose such information at such time in a registration statement or (ii) such registration and sale by Foreman would interfere with any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its affiliates and, in any such case, the Company promptly gives Foreman written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay. Foreman agrees that, upon receipt of any such written notice, he will forthwith discontinue disposition of any Shares until he receives notice in writing from the Company that the use of the prospectus may be resumed. The Company shall furnish to Foreman promptly after the date when the registration statement becomes effective a number of prospectuses as may be reasonably required in order to facilitate the public sale of the Shares. Foreman shall furnish to the Company such information regarding Foreman and the sale of the Shares as the Company may from time to time reasonably request in order to comply with the Securities Act.

     (c) If Shares are issued to Foreman in payment for amounts owing to Foreman with respect to a Service Period and the sum (the "Realized Value") of:

          (i) the aggregate proceeds (after reasonable and customary brokerage commissions) from the sale by Foreman to the public of Shares issued to Foreman as pay with respect to that Service Period during the period ("Measuring Period") that (x) begins on the date of issuance of such Shares with respect to that Service Period and (y) ends on the first anniversary of such date plus

          (ii) the market value (based on the average closing price of the Common Stock of Salton (as reported on the NYSE Composite Transactions Reporting System as published in The Wall Street Journal or, if not published therein, in another alternative source) during the ninety (90) trading days ending on the last day of the Measuring Period of the Shares issued to Foreman as pay with respect to that Service Period and which Foreman continued to hold on the last day of the Measuring Period is less than

          (iii) a sum equal to the product of (x) the number of such Shares issued to Foreman as pay with respect to that Service Period multiplied by (y) the Issuing Value as that term is defined in
                  Section 1(d) above

          then, the Company shall pay to Foreman an amount in cash (or, at the election of the Company in accordance with Section 3(f) hereof, in additional Shares equal to the difference between (a) the Issuing Value and (b) the Realized Value").

     (d) If the Realized Value of the Shares issued with respect to a Service Period and valued in accordance with Section 3(d) above exceeds the Issuing Value of those Shares, then Foreman shall pay to the Company an amount in cash equal to fifty percent (50%) of the excess following the notice from Salton to Foreman of determination of the Realized Value and the amount of the excess of the Realized Value over the Issuing Value. Payment shall be made as required by Section 3(f).

     (e) Foreman agrees that he will not sell in the aggregate more than 50,000 Shares during any trading day and that he will use his reasonable best efforts to obtain the best available sales price for any Shares received in pay for a Service Period.

     (f) Payments required to be made by any party to any other party pursuant to Section 3(d) or 3(e) shall be made promptly after the amount of the payment is determined (and in any event not later than sixty (60) days after the one year anniversary of the end of the Service Period). The Company shall have the right to make any payment required by Section 3(d) hereof with respect to any Service Period by issuing additional shares of Common Stock to Foreman, and if the

          Company makes such election, then the Company shall issue to Foreman that number of shares of Common Stock that is equal to (1) the dollar amount of the payment required, divided by (2) the average closing price of the Common Stock (as reported on the NYSE Corporate Reporting System as published in The Wall Street Journal or, if not published therein, in another alternative source) during the ninety (90) trading days ending on the fifth (5th) trading day preceding the date of payment. Each of the parties will cooperate with each other and furnish each other information (including, without limitation, documented information concerning any sales of the Shares) to determine the amount of payments due pursuant to Sections 3(d) and (e) above. For purposes of this Section 3, in the event that Foreman sells any of the Shares pursuant to a merger, tender offer or similar transaction involving the Company, he shall be deemed to have sold such Shares to the public for an amount equal to the aggregate consideration he receives for the sale or transfer of such Shares in such transaction.

     (g) The Company shall indemnify and hold harmless Foreman any expenses, losses, claims, damages or liabilities, joint or several, to which Foreman may become subject under the Securities Act or the Securities Exchange Act of 1934, as amended, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or final prospectus contained therein, or any amendment or supplement thereto; or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and shall reimburse each Foreman for any legal or any other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by Foreman specifically for use in the preparation thereof.

     (h) Foreman shall indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement and each director of the Company, against any and all such expenses, losses, claims, damages or liabilities referred to in Section 3(h) above if the statement, alleged statement, omission or alleged omission in respect of which such expense, loss, claim, damage or liability was made in reliance upon and in conformity with information furnished in writing to the Company by Foreman specifically for use in connection with the preparation of the registration statement, prospectus, amendment or supplement.

     (i) Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 3 or to the extent that it has not been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select one separate counsel to assert such legal defenses (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Section 3 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs or investigation) unless
          (i) the indemnified party shall have employed one separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (iii) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action or (iv) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

     (j) If the Company issues Shares to Foreman with respect to any Service Period, then, from the end of such Service Period until eighteen (18) months next following the end of such Service Period under the Service Agreement, the Company also agrees to use its reasonable best efforts to file with the Commission such information as is required under the Securities Exchange Act of 1934, as amended, and to take all actions as may be required as a condition to the availability of Rule 144 under the Securities Act.

4.   Miscellaneous.

     (a) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with the specific terms of this Agreement or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such party is entitled at law or in equity, and each party waives the posting of any bond or security in connection with any proceeding related thereto.

     (b) Expenses. Except for the Company's payment of the costs and expenses of filing a registration statement (including a prospectus therein) with respect to the sale of the Shares, no party hereto shall be responsible for the payment of any other party's expenses incurred in connection with this Agreement.

     (c) Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and his or its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

     (d) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of Foreman and the Company.

     (e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by Foreman without the prior written consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     (f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given only when delivered and if delivered by one of the following methods:
          (i) delivered personally; (ii) sent by a nationally recognized overnight courier (providing proof of delivery) or (iii) mailed by U.S. registered or certified mail, return receipt requested to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

          (i)  if to Foreman, to George Foreman

               with a copy to:

               Mann Frankfort, Stein & Lipp
               12 Greenway Plaza, 8th Floor
               Houston, Texas 77046-1291

               Attention:  William J. Hickl III

          (ii) if to the Company, to
               Salton, Inc.
               1955 Field Court
               Lake Forest, Illinois 60045

               Attention: Leon Dreimann, Chief Executive Officer

               with a copy to:

               Salton, Inc.
               1955 Field Court
               Lake Forest, Illinois 60045

               Attention: General Counsel

(g) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or Federal court sitting in Delaware. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this

     Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to each of the other parties.

(i) Effect of Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents, certificates and instruments, and take all such further reasonable action as may be necessary or reasonably appropriate, in order to consummate the transactions contemplated hereby.